Exhibit 10.2

FIRST AMENDMENT TO FIRST LIEN CREDIT AGREEMENT

THIS FIRST AMENDMENT TO FIRST LIEN CREDIT AGREEMENT (herein called this “Amendment”), dated effective as of July 28, 2006, is entered into by and among ENERGY XXI GULF COAST, INC., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), THE ROYAL BANK OF SCOTLAND plc (“RBS”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, BNP PARIBAS, as syndication agent (in such capacity, the “Syndication Agent”) for the Lenders, BMO CAPITAL MARKETS FINANCING, INC. f/k/a HARRIS NESBITT FINANCING, INC., as documentation agent (in such capacity, the “Documentation Agent”) for the Lenders, and the Issuers parties thereto. Terms defined in the Credit Agreement (as hereinafter defined) are used herein with the same meanings as given them therein, unless the context otherwise requires.

WITNESSETH

WHEREAS, the Borrower, certain of the Lenders, the Administrative Agent, the Issuers and certain other parties have heretofore executed that certain First Lien Credit Agreement, dated as of April 4, 2006 (the “Existing Credit Agreement”; and as from time to time amended, supplemented, restated or otherwise modified, including pursuant to this Amendment, the “Credit Agreement”);

WHEREAS, pursuant to a Purchase and Sale Agreement, dated as of June 6, 2006, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of July 5, 2006, as further amended by that certain Second Amendment to Purchase and Sale Agreement dated as of July 10, 2006 (as so amended, and as amended, supplemented, amended and restated or otherwise modified from time to time as permitted under the Loan Documents, the “Castex PSA”), by and between the Borrower, as buyer, and Castex Energy, Inc., Castex Energy 1995, L.P., Browning Oil Company, Inc., Flare Resources Inc., J&S Oil and Gas, LLC, Kitty Hawk Energy, L.L.C., and Rabbit Island, L.P., as sellers, the Borrower intends to acquire from such sellers, the “Properties” as defined in the Castex PSA, for aggregate consideration estimated to be approximately $305,000,000 (subject to adjustment and contingencies as provided in the Castex PSA) plus fees and expenses;

WHEREAS, the Borrower expects to pay fees and expenses in connection with the foregoing acquisition;

WHEREAS, in order to help consummate the foregoing acquisition and to pay transaction costs thereof, the Borrower has requested an increase in the Borrowing Base under the Existing Credit Agreement;

WHEREAS, the Borrower has requested that certain other amendments and modifications be made to the Existing Credit Agreement as more particularly set forth herein; and

WHEREAS, parties hereto hereby intend to amend the Existing Credit Agreement as follows:

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Borrower, the Lenders, the Issuers and the Agents and other parties hereto hereby agree as follows:

1. Amendments to Credit Agreement. Upon satisfaction of each of the conditions precedent set forth in Section 3 of this Amendment, the Credit Agreement shall be, and hereby is, amended as follows:

(a) Amendment of Section 1.1. Section 1.1 of the Credit Agreement is hereby amended as follows:

(i) The following new definitions are hereby inserted into Section 1.1 of the Credit Agreement in the appropriate location in alphabetical order:

“Castex” means Castex Energy, Inc., a Texas corporation.

“Castex Acquisition” means the acquisition, pursuant to the Castex PSA, of certain oil and gas properties held by Castex and certain other interests in Oil and Gas Properties, including certain working interests held by related parties and certain other “Properties” as defined in the Castex PSA.

“Castex Assets” means the “Properties” as defined in the Castex PSA.

“Castex Oil and Gas Properties” means the Oil and Gas Properties acquired pursuant to the Castex Acquisition.

“Castex PSA” means that certain Purchase and Sale Agreement, dated as of June 6, 2006, by and between the Borrower, as buyer, and Castex Energy, Inc., Castex Energy 1995, L.P., Browning Oil Company, Inc., Flare Resources Inc., J&S Oil and Gas, LLC, Kitty Hawk Energy, L.L.C., and Rabbit Island, L.P., as sellers, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of July 5, 2006, as further amended by that certain Second Amendment to Purchase and Sale Agreement dated as of July 10, 2006, and as may be amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents.

“EXXI GOM” means Energy XXI GOM, LLC, a Delaware limited liability company, formerly known as Marlin Energy Offshore, L.L.C., and its permitted assigns and successors.

“EXXI Texas GP” means Energy XXI Texas GP, LLC, a Delaware limited liability company, formerly known as Marlin Texas GP, L.L.C., and its permitted assigns and successors.

“EXXI Texas LP” means Energy XXI Texas, LP, a Delaware limited partnership, formerly known as Marlin Texas, L.P., and its permitted assigns and successors.

“Offshore Oil and Gas Properties” means all Oil and Gas Properties of the Obligors (including all Castex Oil and Gas Properties) located in the waters of the Gulf of Mexico including, but not limited to, those within the territorial waters of the United States of America and the States of Alabama, Florida, Louisiana, Mississippi, and Texas.

“Onshore Oil and Gas Properties” means all Oil and Gas Properties of the Obligors other than Offshore Oil and Gas Properties, including without limitation, Oil and Gas Properties acquired pursuant to the Castex Acquisition and all Oil and Gas Properties of the Borrower and its Subsidiaries in respect of (a) the Southwest Speaks field in Lavaca County, Texas, (b) the Plum Point Mineral Leases (as defined in the Mortgage delivered by EXXI Texas LP) and Plum Point Surface Lease (as defined in the Mortgage delivered by EXXI Texas LP) and (c) the Bateman Lake field in St. Mary’s Parish, Louisiana.

(ii) The following existing definitions are hereby amended and restated in their entirety as follows:

“Acquired Subsidiaries” means EXXI GOM, EXXI Texas GP and EXXI Texas LP.

“Fee Letter” means (a) the Fee Letter, dated February 21, 2006, by and among RBS, RBS Securities, BNP Paribas, the Parent and the Borrower, or (b) the Amendment Fee Letter, dated July 26, 2006, by and among RBS, RBS Securities, BNP Paribas, the Parent and the Borrower.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of July 28, 2006 and substantially in the form of Exhibit H hereto, executed and delivered by the Administrative Agent, the Second Lien Administrative Agent, and the Obligors pursuant to the terms of this Agreement, as amended, supplemented, amended and restated, replaced or otherwise modified from time to time.

“Marlin Offshore” means EXXI GOM.

“Marlin Texas GP” means EXXI Texas GP.

“Marlin Texas LP” means EXXI Texas LP.

“Primary Syndication” means the period commencing on or prior to the Closing Date and ending on the earlier of (a) the date that is 90 days following the Closing Date and (b) the date that the Administrative Agent has declared the primary syndication of the Commitments and Credit Extensions to have ended.

“Second Lien Credit Agreement” means the Amended and Restated Second Lien Credit Agreement, dated as of July 28, 2006, among the Borrower, the various financial institutions and other Persons from time to time party thereto as lenders, the Second Lien Administrative Agent and the other Persons party thereto as agents, as amended, supplemented, amended and restated, refinanced or otherwise modified from time to time in accordance with Section 7.2.11.

“Transaction Documents” means, collectively, the Second Lien Loan Documents, the PSA, the Castex PSA, and the documents and agreements executed and delivered in connection with the PSA or the Castex PSA, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.11.

(iii) The definition of “EBITDA” is hereby amended by inserting the words “and the Castex Acquisition” after the words “closing of the Acquisition”.

(iv) The definition of “Security Documents” is hereby amended by (A) inserting the word “the Intercreditor Agreement” after the words “pursuant to the terms of the Loan Documents” and (B) inserting the words “supplements, amendments or other modifications to any of the foregoing” after the words “control agreement”.

(b) Amendment of Section 2.8.6. Section 2.8.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 2.8.6 Other Redeterminations of Borrowing Base. Notwithstanding anything to the contrary contained herein, (a) upon the Borrower’s incurrence of Indebtedness under the Second Lien Credit Agreement such that, after giving effect to such incurrence, the principal amount of all Second Lien Loans is greater than $325,000,000, (provided that nothing in this Section shall be construed to authorize any such increase without the consent of the requisite Lenders in accordance with the Loan Documents), the Required Lenders shall have the right to redetermine the Borrowing Base and the Projected Borrowing Base using information available to them, and the redetermined Borrowing Base shall become the new Borrowing Base and the redetermined Projected Borrowing Base shall become the new Projected Borrowing Base) immediately upon notice by the Administrative Agent to the Borrower, effective and applicable to the Borrower, the Administrative Agent, and each Lender on such date until the next redetermination or modification thereof hereunder (subject to the reduction described in Section 2.8.8); (b) the Borrowing Base and Projected Borrowing Base will also be redetermined or adjusted in accordance with the provisions of Section 7.1.13 and Section 7.2.10(e); and (c) upon an increase of the “Commitments” of the Second Lien Lenders pursuant to Section 2.9 of the Second Lien Credit Agreement, each of the then effective Borrowing Base and then effective Projected Borrowing Base shall on the Increase Effective Date (as defined in the Second Lien Credit Agreement) automatically and without further action by the Lenders be reduced by $0.30 for each $1.00 of increase in such “Commitments”. Anything herein contained to the contrary notwithstanding, any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the approval of all the Lenders in their sole discretion in accordance with their respective customary practices and standards for oil and gas lending as they exist at the particular time.”

(c) Amendment of Section 6.6. Section 6.6 of the Credit Agreement is hereby amended by replacing the date “September 30, 2005” with the date “December 31, 2005” and by inserting the words “and the Castex Acquisition” after the words “after giving effect to the Transaction”.

(d) Amendment of Section 6.16. Section 6.16 of the Credit Agreement is hereby amended by inserting the words “and the Castex Acquisition” after the words “pursuant to the Acquisition”.

(e) Amendment of Section 6.26. Section 6.26 of the Credit Agreement is hereby amended by inserting the words “or other Security Document or supplement or modification thereto” after the words “by the recording of a Mortgage”.

(f) Amendment of Section 7.1.1(m). Section 7.1.1(m) of the Credit Agreement is hereby amended by replacing the words “at least ninety percent (90%) of the total value of the reserves” in clause (vi) thereof with the words “at least ninety percent (90%) of the total value of the Proved Reserves”.

(g) Amendment of Section 7.1.4. Section 7.1.4 of the Credit Agreement is hereby amended by deleting the proviso immediately following the words “contained in the other Loan Documents”.

(h) Amendment of Section 7.1.7. Section 7.1.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 7.1.7 Use of Proceeds. The Borrower will apply the proceeds of the Credit Extensions as follows:

(a) with respect to Loans advanced by the Lenders on April 4, 2006, to consummate the Acquisition and to pay Transaction Costs and repay the Bridge Financing;

(b) in the case of Loans, for working capital and general corporate purposes of the Borrower and the Subsidiary Guarantors, including Permitted Acquisitions by such Persons;

(c) for issuing Letters of Credit for the account of the Borrower; and

(d) to help consummate the Castex Acquisition and to pay transaction expenses related thereto.”

(i) Amendment of Section 7.1.11. Section 7.1.11 of the Credit Agreement is hereby amended by replacing the words “at least ninety percent (90%) of the total value of the oil and gas reserves” with the words “at least ninety percent (90%) of the total value of the Proved Reserves”.

(j) Amendment of Section 7.1.12. Section 7.1.12 of the Credit Agreement is hereby amended by replacing the words “required under Section 5.1.21” with the words “required pursuant to Section 3 of that certain First Amendment to First Lien Credit Agreement dated as of July 28, 2006, by and among the Borrower, the Administrative Agent, the Lenders and the other Persons parties thereto in the capacities therein specified”.

(k) Amendment of Section 7.1.13(b). Section 7.1.13(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Within ninety (90) days after July 28, 2006 or such later time as may be acceptable to the Administrative Agent and the Second Lien Administrative Agent in their sole discretion, the Borrower shall provide evidence to the Administrative Agent, in the form of copies of recorded documents and other evidence as reasonably acceptable to the Administrative Agent, confirming that the chain of title to the leasehold interests of the Acquired Subsidiaries in the Assets as on record in all applicable counties and parishes has been made consistent with the chain of title to such Assets as on record with the Minerals Management Service of the United States Department of the Interior.”

(1) Amendment of Section 7.1.15. Section 7.1.15 of the Credit Agreement is hereby amended by replacing the words “name change of the Acquired Subsidiaries” with the words “name change of any of the Borrower’s Subsidiaries”.

(m) Amendment of Section 7.2.9(d)(iii). Clause (iii) of Section 7.2.9(d) of the Credit Agreement is hereby amended by replacing the amount “$25,000,000” with the amount “$40,000,000”.

(n) Amendment of Section 7.2.10(e)(iii). Clause (e)(iii) of Section 7.2.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iii) (A) if such sale or other Disposition of Oil and Gas Property or Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report (other than a sale or other Disposition of interests in the Southwest Speaks field in Lavaca County, Texas consummated prior to January 31, 2007) during any period between two successive determinations or redeterminations of the Borrowing Base is sold for a price in excess of $5,000,000, individually or in the aggregate, then the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report and the Required Lenders may, upon written notice to the Borrower, adjust the then current Projected Borrowing Base and (B) upon a sale or other Disposition of the Borrower’s interests in the Southwest Speaks field in Lavaca County, Texas pursuant to Section 7.2.15 that is consummated prior to January 31, 2007, the Borrowing Base shall be automatically reduced by $15,000,000 without any further action on the part of the Administrative Agent or the Required Lenders,”

(o) Amendment of Section 7.2.10(f). Clause (f) of Section 7.2.10 of the Credit Agreement is hereby amended by replacing the amount “$1,000,000” with the amount “$1,750,000”.

(p) Amendment of Section 7.2.15(a)(ii)(C). Clause (a)(ii)(C) of Section 7.2.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(C) provided that if the Borrower shall have sold its interest in the Southwest Speaks field located in Lavaca County, Texas, in accordance with clause (e) of Section 7.2.10, a one-time voluntary prepayment (and pay a prepayment premium of not more than 1% with respect thereto) on the principal Indebtedness under the Second Lien Credit Agreement so long as (1) no Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom and (2) after giving effect to such prepayment, such sale and any redetermination of the Borrowing Base as a result of such sale, the Borrower would have at least 25% of unused availability under the Borrowing Base,”

(q) Amendment of Section 7.2.20. Section 7.2.20 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 7.2.20 Restrictions on Hedging Agreements. The Borrower will not enter into any Hedging Agreements with any Person other than (a) commodity Hedging Agreements with one or more Approved Counterparties (in the case of Hedging Agreements that are puts that are not executed in conjunction with any other Hedging Agreements) or Lenders (in the case of any other Hedging Agreements); (b) Hedging Agreements in respect of interest rates with an Approved Counterparty; and (c) Hedging Agreements required under Section 5.1.21 or 7.1.12 provided that all Hedging Agreements permitted hereunder are in accordance with this Section 7.2.20 and have a fixed price or floor prices acceptable to the Administrative Agent and aggregate notional volumes acceptable to the Administrative Agent. With respect to any commodity Hedging Agreements permitted hereunder, (i) as at any date (A) volumes corresponding to swaps or collars (for the absence of doubt, volumes related to puts that are not executed in conjunction with any other Hedging Agreements are excluded) covering Offshore Oil and Gas Properties of the Obligors shall not exceed the percentages set forth in Schedule 5.1.21 for crude oil and natural gas, as the case may be, during the then twelve calendar months period following such date and 80% thereafter, in each case in respect of the reasonably estimated projected crude oil and natural gas production from the Borrower’s Proved Developed Producing Reserves in respect of such Offshore Oil and Gas Properties and (B) volumes corresponding to swaps or collars (for the absence of doubt, volumes related to puts that are not executed in conjunction with any other Hedging Agreements are excluded) covering Onshore Oil and Gas Properties of the Obligors shall not exceed 90% for crude oil and natural gas, as the case may be, during the then twelve calendar months period following such date and 80% thereafter, in each case in respect of the reasonably estimated projected crude oil and natural gas production from the Borrower’s Proved Developed Producing Reserves in respect of such Onshore Oil and Gas Properties; (ii) as at any date (A) volumes corresponding to basis swaps covering Offshore Oil and Gas Properties shall not exceed 80% in respect of the reasonably estimated projected BTU equivalent of crude oil and natural gas production from the Borrower’s Proved Developed Producing Reserves and (B) volumes corresponding to basis swaps covering Onshore Oil and Gas Properties of the Obligors shall not exceed 90% for crude oil and natural gas, as the case may be, during the then twelve calendar months period following such date and 80% thereafter, in each case in respect of the reasonably estimated projected crude oil and natural gas production from the Borrower’s Proved Developed Producing Reserves in respect of such Onshore Oil and Gas Properties; and (iii) as at any date volumes for all commodity Hedging Agreements (including swaps, collars and puts), shall not be less than 50% on a rolling two year period basis of the reasonably estimated projected BTU equivalent of crude oil and natural gas production from its Proved Developed Producing Reserves as determined by reference to the then current Reserve Reports delivered pursuant to the terms of this Agreement. The Borrower will not purchase any calls other than (1) calls corresponding to an existing permitted collar already executed or being executed in conjunction with such purchased call or (2) with the consent of the Administrative Agent, calls for the purpose of mitigating physical delivery risk, provided that the unamortized premium of all outstanding calls shall not exceed $6,000,000 at any time. In no event shall the Borrower post collateral (whether cash or by letters of credit or otherwise) or margin in respect of its Hedging Agreements in an aggregate amount in excess of $10,000,000 to secure its obligations under its Hedging Agreements or to cover market exposures with respect thereto. Notwithstanding anything herein to the contrary, the Borrower will not enter into any Hedging Agreements other than in the ordinary course of business for the purpose of protecting against fluctuations in interest rates and commodity prices and basis risk and not for purposes of speculation. The Borrower will not permit any Subsidiary to enter into any Hedging Agreement without the consent of the Administrative Agent.”

(r) A new Section 8.1.12 is hereby added to the Credit Agreement as follows:

“SECTION 8.1.12 Additional Equity Contribution. Intermediate Holdco fails to have contributed at least $361,000,000 in the aggregate in cash as an equity contribution to the Borrower since January 1, 2006 by July 28, 2006.”

(s) For purposes of Article VI and Section 10.4 of the Credit Agreement, the defined term “Transaction” is hereby deemed to also include a reference to the Castex Acquisition.

(t) Schedule I to the Credit Agreement is hereby replaced in its entirety with Schedule I attached hereto.

(u) Schedule II to the Credit Agreement is hereby replaced in its entirety with Schedule II attached hereto.

(v) Exhibit H to the Credit Agreement is hereby replaced in its entirety with Exhibit H attached hereto.

2. Increase of Borrowing Base. Notwithstanding anything to the contrary in the Credit Agreement, upon the effectiveness of this Amendment in accordance with Section 3 below, effective as of July 1, 2006, (a) the Borrowing Base shall be, and hereby is, increased to $260,000,000, which Borrowing Base shall remain in effect until the Borrowing Base shall be otherwise adjusted or redetermined in accordance with the Credit Agreement and (b) the Projected Borrowing Base for the Projected Borrowing Base Specified Date occurring on January 1, 2007, shall be $215,000,000.

3. Effectiveness. This Amendment shall become effective on and as of July 28, 2006 upon satisfaction or waiver (by the Administrative Agent, Arrangers or Lenders, as the case may be) of the conditions set forth in this Section 3 (the “Effective Date”):

(a) The Administrative Agent shall have received duly executed counterparts of this Amendment from the Borrower, and each of the other parties hereto.

(b) The Borrower shall have delivered to the Administrative Agent on behalf of each Lender a replacement Note executed by the Borrower dated the Closing Date and payable to each Lender in a principal amount equal to such Lender’s Percentage of the Loan Commitment Amount.

(c) The Administrative Agent shall have received from each Obligor, as applicable, certificates of the type described in Sections 5.1.2, 5.1.3 and 5.1.4(a) of the Credit Agreement, in form and substance satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received evidence satisfactory to it that all actions necessary to consummate the Castex Acquisition shall have been taken in accordance with all applicable law and in accordance with the terms of the Castex PSA, without amendment or waiver of any material provision thereof from the forms of the Castex PSA provided to and reviewed by the Administrative Agent (except as consented to by the Administrative Agent which consent shall not be unreasonably withheld or delayed) and that the Castex Acquisition has occurred or will occur concurrently with the closing and effectiveness of this Agreement. In addition to, and not in limitation of, the foregoing, the Administrative Agent shall have received certified copies of the Castex PSA and the documents and agreements executed or delivered in connection therewith and shall be reasonably satisfied with (i) the final structure of the Castex Acquisition, (ii) the sources and uses of the proceeds used to effect the Castex Acquisition, and (iii) the terms and conditions of the documents relating to the consummation of the Castex Acquisition.

(e) The Lenders shall have received (i) a reserve report, dated as of July 1, 2006, prepared by the Borrower concerning Oil and Gas Properties of Borrower and its Subsidiaries that were acquired pursuant to the Acquisition and (ii) a reserve report, dated as of July 1, 2006, prepared by Miller & Lents, Ltd. concerning Oil and Gas Properties of Borrower and its Subsidiaries that were acquired pursuant to the Castex Acquisition.

(f) The Administrative Agent shall have received the Intercreditor Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto.

(g) The Administrative Agent shall have received insurance certificates, in form and substance satisfactory to it, with respect to the Castex Oil and Gas Properties.

(h) There shall not have occurred any event, change or condition since December 31, 2005, and there not existing any pending or threatened litigation, investigation or proceeding, that, individually or in the aggregate, has had, or could reasonably be expected to have, any material adverse effect on the business, operations or financial condition of the Parent or the Borrower and their respective Subsidiaries on a combined basis, after giving pro forma effect to the Castex Acquisition.

(i) The Arrangers shall be satisfied with their review of the status of the environmental condition of the Castex Oil and Gas Properties.

(j) The Arrangers shall be satisfied with the status of the Borrower’s and its Subsidiaries’ condition with respect to litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, and contingent liabilities.

(k) The Arrangers shall have received historic operating lease statements for the Castex Oil and Gas Properties, a pro forma opening balance sheet and a summary of sources and uses of funds at the closing of the Castex Acquisition, in each case in a form reasonably acceptable to the Arrangers.

(l) The Arrangers shall have corporate projections for the twelve (12) months following the Effective Date in form and substance satisfactory to them.

(m) (i) The Borrower shall have entered into the Second Lien Credit Agreement (as amended hereby) concurrently with the effectiveness of this Amendment and shall have borrowed, or are concurrently borrowing herewith, not less than $300,000,000 under the Second Lien Credit Agreement; and (ii) the Administrative Agent shall have received certified copies of the Second Lien Credit Agreement and the related Second Lien Loan Documents, which shall be in form and substance satisfactory to the Administrative Agent.

(n) The Administrative Agent shall have received evidence satisfactory to it that Intermediate Holdco shall have contributed not less than $361,000,000 in the aggregate in cash as an equity contribution to the Borrower since January 1, 2006 by not later than the date hereof.

(o) The Administrative Agent shall, to the extent requested by it, have received from counsel reasonably satisfactory to the Administrative Agent favorable title opinions or other title examination or title due diligence reports in form and substance satisfactory to the Administrative Agent with respect to the Castex Oil and Gas Properties.

(p) The Administrative Agent shall have received one or more Mortgages or supplements thereto dated as of the date of this Amendment duly executed and delivered by the relevant Obligor, as applicable, in a sufficient number of counterparts for the due recording in each applicable recording office (including each office specified in any title opinions described in Section 3 of this Amendment), granting to the Administrative Agent (or a trustee appointed by the Administrative Agent) for the benefit of the Secured Parties first and prior Liens (subject to Liens permitted pursuant to Section 7.2.3 of the Credit Agreement) on the Castex Oil and Gas Properties that comprise at least ninety percent (90%) of the total value of the Proved Reserves of such Castex Oil and Gas Properties and at least ninety percent (90%) of the total value of the Proved Developed Producing Reserves of such Castex Oil and Gas Properties, together with such other agreements, documents and other writings as may be reasonably requested by the Administrative Agent, including, without limitation, UCC-1 financing statements, authorizing resolutions, tax affidavits, applicable department of revenue documentation, and releases in connection with the Castex Acquisition.

(q) The Administrative Agent shall have received opinions, dated the Closing Date and addressed to the Agents, the Issuers and all Lenders, from:

(i) Looper, Reed & McGraw PC, local Texas and New York counsel to the Obligors in form and substance, and from counsel, satisfactory to the Administrative Agent; and

(ii) Geiger, Laborde & Laperouse, local Louisiana counsel to the Obligors in form and substance, and from counsel, satisfactory to the Administrative Agent.

(r) The Administrative Agent shall have received evidence that the Borrower shall have established hedge positions that are satisfactory to the Administrative Agent.

(s) The Administrative Agent shall have received evidence satisfactory to it that immediately after giving effect to the consummation of the Castex Acquisition, (a) the sum of (i) the Borrower’s unused availability under the Credit Agreement (as amended hereby) plus (ii) the aggregate amount of all cash or Cash Equivalent Investments of the Borrower, minus (b) all scheduled or anticipated costs, expenses, capital expenditures and financial obligations or liabilities of the Borrower for the thirty day period immediately following the Effective Date, determined by the Borrower in good faith, shall equal or exceed $100,000,000.

(t) The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses then due and payable (including all fees payable under the Fee Letter).

(u) All legal matters and other due diligence in connection with this Agreement and the Loan Documents, the consummation of the Castex Acquisition, and the assets and properties of the Parent, the Borrower or their respective Subsidiaries shall be approved by the Administrative Agent and its legal counsel, and there shall have been furnished to the Administrative Agent by the Parent or the Borrower, at the Borrower’s expense, such agreements and other documents, information and records with respect to the Parent, the Borrower or their respective Subsidiaries in form, substance, scope and methodology satisfactory to the Administrative Agent in its sole discretion, as the Administrative Agent may reasonably have requested for that purpose.

4. Representations and Warranties. In order to induce the Administrative Agent and each other Secured Party to enter into this Amendment, the Borrower and each other Obligor hereby represents and warrants to the Administrative Agent and each Secured Party, which representations and warranties shall survive the execution and delivery of this Amendment, that:

(a) all of the representations and warranties contained in the Credit Agreement and in each Loan Document are true and correct as of the date hereof after giving effect to this Amendment, except to the extent that any such representations and warranties expressly relate to an earlier date;

(b) the execution, delivery and performance by the Borrower and each other Obligor of this Amendment has been duly authorized by all necessary corporate action required on their part and this Amendment, and the Credit Agreement and other Loan Documents constitutes the legal, valid and binding obligation of each Obligor parties thereto enforceable against them in accordance with its terms, except as its enforceability may be affected by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally;

(c) neither the execution, delivery and performance of this Amendment by the Borrower and each other Obligor, the performance by them of the Credit Agreement nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of any Obligor’s certificate or articles of incorporation or bylaws or other similar documents, or agreements, (ii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Obligor or any of its Subsidiaries is a party or by which any Obligor or any of its Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived herein or by a written waiver document, a copy of which has been delivered to Administrative Agent on or before the date hereof; and

(d) no Default or Event of Default has occurred and is continuing.

5. New Lender; Purchase and Sale of Loans, Commitments, Etc.

(a) Upon the effectiveness of this Amendment and by its execution and delivery hereof, Capital One, National Association (the “New Lender”) (i) shall be deemed automatically to have become a party to the Credit Agreement, (ii) shall have all the rights and obligations of a “Lender” under the Credit Agreement and the other Loan Documents as if each were an original signatory thereto, and (iii) shall agree, and does hereby agree, to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents to which the Lenders are a party, in each case, as if each were an original signatory thereto.

(b) The New Lender (i) confirms that it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and the Credit Agreement; (ii) agrees that it will, independently and without reliance upon the Agents, the Issuers or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth herein is its legal name; (iv) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) if it is a Non-US Lender, agrees that it has delivered or will timely deliver to the Administrative Agent any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed.

(c) The New Lender hereby advises each other party hereto that its respective address for notices and its lending office in its Administrative Questionnaire previously delivered to the Administrative Agent or as otherwise specified in Schedule II (as amended hereby) or otherwise in accordance with the Credit Agreement.

6. Renewal and Continuation of Existing Loans. Upon the effectiveness of this Amendment:

(a) All of the Loans outstanding under the Credit Agreement immediately prior to the effectiveness of this Amendment shall hereby be restructured, rearranged, renewed, extended and continued under the Credit Agreement (as amended hereby) and shall be Loans outstanding under the Credit Agreement (as amended hereby).

(b) The Lenders party to the Credit Agreement prior to the effectiveness of this Amendment (the “Existing Lenders”) hereby sell, assign, transfer and convey, and the New Lender hereby purchases and accepts, severally and not jointly, so much of the aggregate Commitments under, Loans outstanding under, and participations in Letters of Credit issued pursuant to, the Credit Agreement such that, after giving effect to this Amendment, each Lender shall have the Percentage, the portion of the Commitment and the Borrowing Base Allocation as set forth for each such Lender on Schedule II of the Credit Agreement (as amended hereby), together with all corresponding rights and obligations under the Credit Agreement and the other Loan Documents (including any Letters of Credit and guaranties included in such facilities). The foregoing assignments, transfers and conveyances are without recourse to the Existing Lenders and without any warranties whatsoever by the Agents, the Issuers or any Existing Lender as to title, enforceability, collectibility, documentation or freedom from liens or encumbrances, in whole or in part, other than the warranty of each Existing Lender that it has not previously sold, transferred, conveyed or encumbered such interests.

(c) The Existing Lenders and the New Lender shall make all appropriate adjustments in payments under the Credit Agreement, the Notes and the other Loan Documents for periods prior to the adjustment date among themselves, as appropriate.

7. Ratification.

(a) This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as hereby amended, and all Obligations in connection therewith, are hereby ratified, approved and confirmed in each and every respect. On and after the effectiveness of this Amendment in accordance with Section 3 above, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof’ or words of like import, referring to the Credit Agreement, and each reference in each other Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended or otherwise modified by this Amendment. This Amendment is a Loan Document.

(b) The Borrower and each other Obligor hereby ratifies, approves and confirms in every respect all the terms, provisions, conditions and obligations of each of the Security Documents, including without limitation all Mortgages, Security Agreements, Guaranties and Control Agreements, to which it is a party.

8. Costs And Expenses. As provided in Section 10.3 of the Credit Agreement, the Borrower agrees to reimburse Administrative Agent and Arrangers for all fees, costs, and expenses, including the reasonable fees, costs, and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment.

9. GOVERNING LAW. THIS AMENDMENT SHALL BE DEEMED A CONTRACT AND INSTRUMENT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE

WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES OF AMERICA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

10. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

11. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Amendment by signing one or more counterparts. Any signature hereto delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

12. No Waiver. the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any default of the Borrower or any other Obligor or any right, power or remedy of the Administrative Agent or the other Secured Parties under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

13. Successors and Assigns. This Amendment shall be binding upon the Borrower and its successors and permitted assigns and shall inure, together with all rights and remedies of each Lender Party hereunder, to the benefit of each Lender Party and the respective successors, transferees and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ENERGY XXI GULF COAST, INC.

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer

THE ROYAL BANK OF SCOTLAND plc,
as the Administrative Agent, an Issuer and a Lender

By:	/s/ P. R. Ballard
Name:	P. R. Ballard
Title:	Managing Director

BNP PARIBAS, as the Syndication Agent,
an Issuer and a Lender

By:	/s/ Robert Long
Name:	Robert Long
Title:	Vice President

By:	/s/ Gabe Ellisor
Name:	Gabe Ellisor
Title:	Vice President

BMO CAPITAL MARKETS FINANCING, INC.
f/k/a HARRIS NESBITT FINANCING, INC., as Lender and Documentation Agent

By:	/s/ Mary Lou Allen
Name:	Mary Lou Allen
Title:	Vice President

GUARANTY BANK, FSB, as Lender

By:	/s/ Kelly Elmore, III
Name:	Kelly Elmore, III
Title:	Senior Vice President

AMEGY BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ W. Bryan Chapman
Name:	W. Bryan Chapman
Title:	Senior Vice President

SOCIÉTÉ GÉNÉRALE, as Lender

By:	/s/ Elena Robciuc
Name:	Elena Robciuc
Title:	Vice President

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

By:	/s/ Stan G. Weiser, Jr.
Name:	Stan G. Weiser, Jr.
Title:	Vice President

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

ENERGY XXI GOM, LLC f/k/a MARLIN
ENERGY OFFSHORE, L.L.C.

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer

ENERGY XXI TEXAS GP, LLC f/k/a MARLIN
TEXAS GP, L.L.C.

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer

ENERGY XXI TEXAS, LP f/k/a MARLIN
TEXAS, L.P.

By: Energy XXI Texas GP, LLC f/k/a Marlin Texas GP, L.L.C., its General Partner

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN IN ITS CAPACITY AS GUARANTOR UNDER ITS LIMITED RECOURSE GUARANTY AND GRANTOR UNDER ITS PLEDGE AGREEMENT AND IRREVOCABLE PROXY DELIVERED IN CONNECTION WITH EACH OF THE FIRST LIEN CREDIT AGREEMENT AND THE SECOND LIEN CREDIT AGREEMENT:

ENERGY XXI USA, INC.

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer